Exhibit 99.1

There is a difference.
PRESS RELEASE

Contact Information:
Joseph W. Kennedy, Senior Vice President/CFO
Georgetown Bancorp, Inc.
978-352-8600
joe.kennedy@georgetownsb.com

Georgetown Bancorp, Inc. Reports That
Profitability More Than Doubles for the Six Months Ended
December 31, 2010

GEORGETOWN, MASSACHUSETTS, January 31, 2011 –
Georgetown Bancorp, Inc. (OTCBB: GTWN) (the “Company”), holding company for Georgetown Savings Bank (the “Bank”), reported net income for the three months ended December 31, 2010 of $467,000, or $.18 per basic and diluted share, compared to net income of $160,000, or $.06 per basic and diluted share, for the three months ended December 31, 2009. The net income for the six months ended December 31, 2010 was $832,000, or $.31 per basic and diluted share, compared to net income of $318,000 or $.12 per basic and diluted share for the six months ended December 31, 2009.

Robert E. Balletto, President and Chief Executive Officer, said, “I continue to be encouraged by the significant improvement in Company’s financial performance, as net income for the six months ended December 31, 2010 more than doubled on a year over year basis. We have achieved consistent improvement over several linked quarters,  as a result of a disciplined focus on the successful execution of our strategic plan, including the prudent development of our commercial lending business, while maintaining high asset quality. Our balance sheet is further strengthened by the steady growth of core deposits and the prudent and aggressive management of all funding sources. We expect to apply the same success-driven attributes to the expansion of our residential mortgage banking operation, as we believe it will provide an important source of future earnings for the Company.”

Georgetown Bancorp, Inc.
Selected Financial Data

	At or for the	At or for the
	Six Months Ended	Year Ended
	December 31, 2010	June 30, 2010
	(Dollars in thousands, except share data)
Selected Financial Condition Data:
Total assets	$205,015	$211,545
Cash and cash equivalents	3,298	7,340
Loans receivable, net	178,524	175,867
Allowance for loan losses	1,651	1,676
Investment securities (1)	10,421	14,643
Deposits	151,463	147,286
Borrowings	32,173	43,368

Total stockholders' equity	19,169	18,368
Stockholders' equity to total assets at end of period	9.35%	8.68%
Total shares outstanding	2,662,387	2,662,387

Asset Quality Data:
Total non-performing loans	$253	$370
Other real estate owned	53	66
Total non-performing assets	306	436
Non-performing loans to total loans	0.14%	0.21%
Non-performing assets to total assets	0.15%	0.21%
Allowance for loan losses to non-performing loans	652.57%	452.97%
Allowance for loan losses to total loans	0.92%	0.94%
Loans charged off	$54	$155
Recoveries on loans previously charged off	6	15

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Dollars in thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$2,849	$2,622	$5,679	$5,234
Interest expense	737	913	1,594	1,944
Net interest income	2,112	1,709	4,085	3,290
Provision for loan losses	-	163	23	196
Net interest income after
provision for loan losses	2,112	1,546	4,062	3,094
Non-interest income	470	285	778	524
Non-interest expense	1,821	1,597	3,497	3,125
Income before income taxes	761	234	1,343	493
Income tax provision	294	74	511	175
Net income	$467	$160	$832	$318

Net income per share: basic and diluted	$0.18	$0.06	$0.31	$0.12

Performance Ratios:
Return on average assets	0.91%	0.33%	0.80%	0.32%
Return on average equity	9.85%	3.63%	8.87%	3.63%
Interest rate spread	4.08%	3.35%	3.89%	3.22%
Net interest margin	4.32%	3.68%	4.13%	3.55%
Efficiency ratio (2)	70.53%	80.05%	71.92%	81.93%
Non-interest expense to average total assets	3.55%	3.27%	3.36%	3.18%

(1) Does not include Federal Home Loan Bank Stock of $3.1 million.
(2) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

About Georgetown Bancorp, Inc.

Georgetown Bancorp, Inc. is the holding company for Georgetown Savings Bank. Georgetown Savings Bank, with branch offices in Georgetown, North Andover and Rowley, Massachusetts, is committed to making a positive difference in the communities we serve. We strive to deliver exceptional personal service at all times and to help each of our customers achieve their unique financial goals through a competitive array of commercial and consumer banking services. To learn more about Georgetown Savings Bank, visit www.georgetownsb.com or call 978-352-8600.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or the Bank to effectively manage its growth, and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

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